Exhibit 5.2

EXECUTION VERSION

Proxy

In accordance with the Series A-3 Preferred Stock Subscription Agreement (as amended, restated or otherwise modified from time to time, the “Subscription Agreement”) by and between Newsmax Media, Inc., a Delaware corporation (the “Company”) and Naples Investment HoldCo, LLC, a Delaware limited liability company (the “Investor”), the Investor agrees as follows:

1. Grant of Proxy.

(a) On and subject to the terms set forth herein, the Investor with respect to all of the shares of Series A-3 Preferred Stock, par value $0.001 per share of the Company (the “Series A-3 Preferred Stock”) acquired by the Investor pursuant to the Subscription Agreement in the Third Tranche (as defined in the Subscription Agreement) (together with any shares of capital stock of the Company issued upon conversion of, or in respect of, such Series A-3 Preferred Stock, the “Shares”) hereby grants to the Christopher Ruddy Revocable Trust dated October 12, 2007 (together with its successors and assigns, the “Majority Common Holder”) a proxy pursuant to Section 212 of the Delaware General Corporation Law, pursuant to which the Majority Common Holder may vote all of the Shares listed on Exhibit A hereto in any manner that the Majority Common Holder determines, in its sole and absolute discretion, at any meeting of stockholders of the Company or action by written consent of the stockholders of the Company with respect to any matter (this “Proxy”); provided (x) that such vote does not constitute a Prohibited Action, and (y) that the Investor shall be solely entitled to exercise the voting rights (including any amendment or waiver thereof) granted to the Investor pursuant to (i) Sections 6(a) and 6(b) of the Subscription Agreement and (ii) Section 3(a), subsection 6 of the definition of “Additional Shares of Common Stock”, Section 5(e), Section 6(a), Section 6(c), and Section 8 of the Certificate of Designation. It is expressly understood and agreed that the foregoing proxy is hereby granted to the Majority Common Holder by the Investor pursuant to the Subscription Agreement and is coupled with an interest.

(b) The Majority Common Holder shall have no duty, liability and obligation whatsoever to the Investor arising out of the exercise by the Majority Common Holder of the voting rights granted to it in this Proxy. The Investor expressly acknowledges and agrees that (i) the Investor will not impede or challenge the valid exercise of the Majority Common Holder’s rights under this Proxy and (ii) the Investor waives and relinquishes any claim, right or action the Investor might have, as a stockholder of the Company or otherwise, against the Majority Common Holder or any of his affiliates in connection with any valid exercise of the proxy granted hereunder. For the avoidance of doubt, nothing set forth in this Section 1(b) shall (x) limit the parties’ rights and obligations under Section 1(d) herein, prevent the Investor from exercising (or grant the Majority Common Holder the right to exercise) the voting rights reserved to the Investor in accordance with Section 1(a)(y) herein, or prevent the Investor from enforcing the terms of this Proxy, or (y) permit the Majority Common Holder to take any Prohibited Action.

(c) This Proxy shall expire upon the earliest to occur of (i) the Company’s IPO, (ii) five (5) years from the date of the execution of this Proxy, (iii) the closing of an issuance of voting securities by the Company in which (A) the Company raises $5,000,000 or more in one transaction from a single investor (taking into account all tranches of investment that such investor is committed to fund pursuant to the terms of the investment agreement) and (B) such investor does not execute a proxy pursuant to which such investor grants to the Majority Common Holder or his designee the right to vote the newly issued voting securities (provided, that this clause (iii) shall not apply on any issuances of non-voting securities, including if the holders thereof receive certain specified consent rights or are entitled to other voting rights under law), or (iv) such time that Christopher Ruddy no longer exercises sole and dispositive voting power on behalf of the Majority Common Holder (the “Term”).

(d) In the event that the Majority Common Holder intends to exercise the voting rights granted pursuant to this Proxy, the Company shall provide written notice (including by email) to the Investor setting forth in reasonable detail the action proposed to be taken no later than five (5) Business Days prior to taking such action (or in the case of appointing directors to the Board, no later than forty-eight (48) hours prior to taking such action). If within such five (5) Business Days (or within such forty-eight (48) hours with respect to actions appointing directors to the Board) the Investor determines in good faith that the Majority Common Holder intends to exercise its voting rights under this Proxy (x) in bad faith or in a manner designed deliberately to be detrimental to the Investor’s interests (including the Investor’s rights pursuant to the Subscription Agreement or the Certificate of Designation) compared to other stockholders of the Company or (y) in contravention of the Investor’s reserved voting rights set forth in Section 1(a)(y) herein (each of (x) and (y), a “Prohibited Action”), then within five (5) days from the delivery of the Company’s notice the Investor shall provide written notice (including by email) to the Company setting forth in reasonable detail the Investor’s objection to such action and the basis for the Investor’s determination that the Majority Common Holder intends to conduct a Prohibited Action (a “Notice”). Within twenty one (21) days (the “Settlement Period”) following the Company’s receipt of a Notice, the Company and the Investor shall in good faith attempt to resolve the dispute set forth in the Notice. If, notwithstanding their good faith efforts, the parties are unable to resolve such dispute within the Settlement Period, then the Majority Common Holder shall be entitled to cast such vote, and the Investor may initiate arbitration with respect to the remaining disputed items by filing a written demand for arbitration with JAMS within thirty (30) days of the expiration of the Settlement Period. The Investor shall promptly (and in no event later than five (5) days) notify the Majority Common Holder of the initiation of arbitration under this Section 1(d). The place of the arbitration shall be New York City, New York, or such other place as may be mutually agreed by the parties. The arbitration shall be administered by a single arbitrator and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. The Investor shall have the burden of proof to show that the Majority Common Holder engaged in a Prohibited Action. The fees and expenses payable to JAMS or the arbitrator shall be paid by the Investor and the Company in shares determined by the arbitrator. Each party shall be responsible for the fees and expenses incurred by such party in connection with the dispute and the arbitration. In the event that it is finally determined that the proposed action does not constitute a Prohibited Action, the vote casted by the Majority Common Holder shall remain unchanged. In the event that it is finally determined that the proposed action by the Majority Common Holder constituted a Prohibited Action, (i) the Majority Common Holder’s vote shall be canceled, (ii) the underlying action shall be deemed to have been void ab initio and shall be rescinded in full without any liability to the Investor if the underlying action would not have been approved but for the affirmative vote of the Shares subject to this Proxy (and any other proxy granted by the Investor to the Majority Common Holder); provided that if notwithstanding any such rescission the Investor incurs damages as a result of the underlying action, nothing set forth in this Proxy shall limit the remedies available to the Investor at law or in equity for recovery in connection therewith, and (iii) the Investor shall have the right to immediately revoke this Proxy and any other proxy granted by the Investor to the Majority Common Holder by delivery of written notice to the Majority Common Holder.

2. Legend. The Investor agrees to permit an appropriate legend on certificates evidencing the Shares reflecting the grant of this Proxy contained in the foregoing Section 1.

3. Representations and Warranties. The Investor represents and warrants to the Majority Common Holder as follows:

(a) The Investor has the all necessary rights, power and authority to execute, deliver and perform his obligations under this Proxy. This Proxy has been duly executed and delivered by the Investor and constitutes its legal and valid obligation enforceable against the Investor in accordance with its terms.

(b) The Investor is the record owner of the Shares listed under his name on Exhibit A hereto and the Investor has plenary voting and dispositive power with respect to such Shares; there are no proxies, voting trusts or other agreements or understandings to which such Investor is a party or bound by and which expressly require that any of the Shares be voted in any specific manner other than this Proxy; and such Investor has not entered, and during the Term shall not enter, into any agreement or arrangement inconsistent with this Proxy.

4. Equitable Remedies. Notwithstanding anything to the contrary herein (including Section 1(d) above), each party acknowledges that irreparable damage would result if this Proxy is not specifically enforced and that, therefore, the rights and obligations of each party may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which each party may otherwise have available. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) shall cooperate fully in any attempt by the other party in obtaining such equitable relief.

5. Governing Law; Jurisdiction. This Proxy shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of Delaware, both substantive and remedial, without regard to any conflicts of law principles. Any judicial proceeding brought against either of the parties to this Proxy or any dispute arising out of this Proxy or any matter related hereto shall be brought in the state or federal courts residing in the State of New York borough of Manhattan and, by its execution and delivery of this Proxy, each party to this Agreement accepts the jurisdiction of such courts.

6. WAIVER OF JURY TRIAL. THE COMPANY AND THE INVESTOR HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS PROXY OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY AND THE INVESTOR AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS PROXY AND WOULD NOT ENTER INTO THIS PROXY IF THIS SECTION WERE NOT PART OF THIS PROXY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor has executed this Proxy as of December __, 2020.

INVESTOR:

Name of Entity: NAPLES INVESTMENT HOLDCO, LLC

By: Naples Financial Limited, its Member

Signature:	/s/ Joel Chinn
Name of Signatory:	Joel Chinn
Title of Signatory:	Authorized Signatory
JTC Directors Limited

Signature:	/s/ Robert Monticelli
Name of Signatory:	Robert Monticelli
Title of Signatory:	Authorized Signatory
Castle Directors Limited

EXHIBIT A

to Proxy

Certificate Number	Number of Shares
0027	424

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